Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Physicians Realty Trust	The Ruth Group
John T. Thomas	Stephanie Carrington/David Burke
President and CEO	646 536-7017/7009
(214) 549-6611	scarrington@theruthgroup.com
John W. Sweet	dburke@theruthgroup.com
(414) 978-6467

Physicians Realty Closes Purchase and Leaseback of Medical Office Buildings in Georgia

Company Release - 02/19/2014 16:40

MILWAUKEE—(BUSINESS WIRE)— Physicians Realty Trust (NYSE:DOC) (“the Company”), a self-managed healthcare properties REIT, announced today that on February 19, 2014, the Company, through its operating partnership, Physicians Realty L.P., closed on the purchase and leaseback of four medical office buildings to an Atlanta, Georgia-based family medical practice. The four medical facilities located in Jackson, Conyers and McDonough (2), Georgia total approximately 68,711 square feet and are 100% leased. The purchase price was $20.8 million representing a first year cash yield of approximately 7.5%. The buildings are subject to 15 year, absolute net leases with Eagles Landing Family Practice.

John Sweet, Chief Investment Officer of Physicians Realty Trust, stated, “This investment is a great example of the type of property we wish to own for the long term. Eagles Landing Family Practice is a full service, top tier primary care physician group with board certified family practitioners. With seven locations, 34 physicians and over 250 employees, the practice is the leading healthcare provider in the Southeastern Atlanta metropolitan area, and continues to grow its market share.”

Nick Williams, Chief Financial Officer for Eagles Landing, stated, “It is a pleasure to work with a group that not only understands medical real estate, but the healthcare industry in general. We will be spending many years as tenants of Physician Realty Trust and it is comforting to know they will be our partners as we face the evolution of healthcare delivery and healthcare policy.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement. These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth and to execute its business plan. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus in connection with its initial public offering filed by the Company with the Securities and Exchange Commission on July 19, 2013.

Physicians Realty Trust
John T. Thomas, 214-549-6611
President and CEO
or
John W. Sweet, 414-978-6467
or
Investors:
The Ruth Group
Stephanie Carrington/David Burke
646-536-7017/7009
scarrington@theruthgroup.com
dburke@theruthgroup.com